Exhibit 99.2

MEREDITH CORPORATION
FIRST QUARTER OF FISCAL 2003

INTRODUCTION

JIM JACOBSON

Good morning. I'm Jim Jacobson, Director of Investor Relations for Meredith Corporation. Joining me are Bill Kerr, our Chairman and Chief Executive Officer; Kevin O'Brien, President of our Broadcasting Group; Steve Lacy, President of our Publishing Group; Suku Radia, our Chief Financial Officer; and Tom Ferree, our Corporate Controller.

This morning we will discuss our results for the first quarter of fiscal 2003; provide an update on our outlook for the second quarter and all of fiscal 2003; and open the call to your questions.

In the interest of keeping Management's presentation concise, I will start by taking care of a few "house-keeping" items.

First - as we previously indicated and also detailed in our press release this morning, Meredith adopted Statement of Financial Accounting Standards, or SFAS, No. 142 in the first quarter of fiscal 2003. Suku will discuss this in more detail in his remarks.

Unless specifically stated otherwise, all the comparative results for the first quarter of fiscal 2002 are adjusted, as if the amortization provisions of SFAS No. 142 would have been in effect last year.

Second - this call is being webcast on our website - Meredith.com - and a replay will be available through November 6th. Our formal remarks will be posted to our website shortly after this call.

Third - when discussing our Broadcasting Group, we will use the term "same-station" revenues, which in both periods are adjusted to include revenues of KPTV in Portland, OR, and exclude revenues of the two Florida stations exchanged for KPTV on June 17, 2002. And,

Last - in today's call we will include statements that are considered forward-looking within the meaning of Federal securities laws. These statements are based on Management's current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. Factors that could adversely affect future results include, but are not limited to, changes in advertising and consumer demand; paper prices; postage rates; overall economic conditions; and world, national, and local events that could interrupt broadcast television. A complete description of the Risk Factors can be found on page 15 of our fiscal 2002 annual report and in certain of our SEC filings. We encourage all investors to read these documents.

At this time, I'll turn the program over to Bill.

BILL KERR

Thanks Jim and welcome to everyone. To begin, let me welcome Jim, who joined Meredith as Director of Investor Relations in late September.

I trust most of you have reviewed our earnings release that was distributed earlier this morning. I'll provide an overview of our strong performance in the first quarter of fiscal 2003. Following that, our group presidents, Kevin and Steve, will update you on their respective business operations. Then Suku will outline our financial position and discuss our outlook for the second quarter and all of fiscal 2003. Finally, we'll address your questions.

I'm pleased to report that our performance in the first quarter of fiscal 2003 was strong, as evidenced by:
--	30 percent growth in net earnings before the cumulative change in accounting related to SFAS No. 142,
--	27 percent increase in operating profit,
--	21 percent gain in EBITDA, and
--	6 percent growth in revenue

Our improved performance was broad-based throughout the Company and reflects the actions we took. We improved our Broadcasting Group's sales practices, newscasts, and overall programming, which resulted in improved profit contribution at nearly all our stations. In publishing, we grew advertising revenue and market share, and improved profit contribution from our magazine, book, and integrated marketing operations.

Our results for the first quarter of fiscal 2003 also reflect an overall improvement in the advertising environment. This was particularly true within broadcasting, which experienced strong political advertising demand and favorable comparisons due to September 11th.

Now, let me provide you some high level financial data for our two operating groups:

Our Broadcasting Group gained momentum in the first quarter of fiscal 2003 and performed well.
--	Operating profit increased 90 percent.
--	On a same-station basis, our broadcasting revenues increased 25 percent and, excluding political advertising, revenues grew 13 percent.
--	We posted ratings gains for many of our newscasts during the July sweeps period, and this momentum has continued into the new television season.
--	We made great progress with our Portland duopoly, which Kevin will discuss in more detail shortly. And,
--

Our Broadcasting Group performed well relative to the industry in the quarter, evidenced by our 25 percent same-station revenue growth compared to growth in the mid-to-high teens as reported by several publicly-traded broadcasting companies.

Although it's early in the turnaround process and last year's broadcasting results for the first fiscal quarter were weak due to September 11, our results for the first quarter of fiscal 2003 build upon our strong performance in the fourth quarter of fiscal 2002. We believe this indicates that we are on the right track for continued, material financial improvement in our Broadcasting Group.

Our Publishing Group produced another strong quarter, especially given the relatively good comparative quarter in fiscal 2002. Here are a few highlights from the first quarter of fiscal 2003:

--	Operating income increased 11 percent.
--

Better Homes and Gardens and Ladies' Home Journal, our two largest magazines, increased their commanding share of the women's service field advertising revenues. They delivered a combined share of 40 percent of the category for the 12-month period ending with the September 2002 issues. That's up one percentage point from a year ago.

--

Our newsstand-based businesses, which primarily include our Special Interest Publications and Creative Collection titles, along with Midwest Living and MORE, posted particularly strong advertising results.

--	Our book operations performed very well, led by the release of the 12th edition of the Better Homes and Gardens New Cook Book. And,
--	Our Publishing Group outperformed the industry for the twelve months ended September 30th. According to PIB, our advertising pages increased one percent, versus a 10 percent decline for the industry.

Finally, turning back to the full company, we further solidified our excellent financial position in the first quarter of fiscal 2003 by reducing our overall debt $20 million to $365 million and we repurchased approximately 214,000 shares of our stock in the quarter.

With that, I'll turn the call over to Kevin for an update of the Broadcasting Group.

BROADCASTING

KEVIN O'BRIEN

Thanks Bill. We are very encouraged by our performance in the first quarter of fiscal 2003 and the momentum we are building. As compared to the first quarter of fiscal 2002:
--	Operating profit increased 90 percent.
--	Our EBITDA margin improved to 24 percent from 18 percent, a very pleasing 33 percent increase.
--	Same-station broadcasting revenues rose 25 percent.
--

We booked nearly $6.3 million in political advertising revenue in the first quarter of fiscal 2003. Excluding political advertising, our same-station broadcasting revenues rose 13 percent, which is particularly pleasing for me.

--	We posted ratings gains for many of our newscasts during the July sweeps period including:
* A more than doubling in our late news ratings at KPTV in Portland,
* A more than 50 percent increase for our late news ratings in Atlanta, and
* A 38 percent gain in our morning news ratings in Kansas City. And
--	We posted strong performance from our duopoly in Portland, which I'll further explain in a few minutes.

The primary drivers of these gains are the improvements we made in our management team, sales practices, newscasts and overall programming, coupled with strong political advertising and a weaker comparative quarter last year due to September 11th.

As you may recall, one of our top priorities is improving the quality and the ratings of our newscasts. We hired consultants in each of our markets to identify and clarify the needs of our viewers and potential viewers. As a result, we reformatted our news coverage; revamped the on-air look and talent at several of our stations; and began repositioning our news in our larger markets. These changes have resulted in positive developments for several of our newscasts as evidenced by the July ratings book for the 25-54 demographic.

At WGCL in Atlanta, our largest market, our 11 p.m. news ratings rose more than 50 percent and its share grew more than 60 percent. We also saw continued gains in the station's access period and in its prime time programming. These gains build on a strong showing in the May ratings and were a key factor in strong advertising revenue gains for WGCL.

At KCTV in Kansas City, we boosted our entire morning news lineup by adding a 4:30 a.m. newscast. KCTV's 5 to 7 a.m. news ratings were up 38 percent and its share grew 33 percent in the July comparative period.

We continued our strong newscast performance in October. We experienced ratings gains at most of our stations in the new season. A few examples are:
--

In Atlanta, our late newscast ratings are up 52 percent and our early evening news ratings increased 81 percent. WGCL was the only station in that market to increase its share and ratings for both the early and late newscasts. We are very proud of this accomplishment.

--	In Phoenix, our morning news ratings doubled and our late news ratings were up 20 percent.
--	In Las Vegas, our morning news ratings grew 125 percent and our late news ratings increased 21 percent, and
--	In Hartford, our morning news ratings increased 28 percent and our late news ratings grew 15 percent. This builds on Hartford's already strong ratings and overall market leadership.

As Bill noted, we are off to a strong start with our Portland duopoly. In just a few months since we acquired KPTV:

--	We switched affiliations at the two stations so that the stronger FOX programming is now on the more powerful VHF signal, KPTV. Our UHF station, KPDX, has become the market's UPN affiliate.
--	We discontinued news at KPDX to keep from competing with KPTV. And,
--	We consolidated staffs and relocated operations into a single facility.

Our news programming at KPTV continued its strong run in the first quarter of fiscal 2003. In the July ratings book, the KPTV 10 p.m. news more than doubled its ratings; grew its share to 15 from 7 a year ago; and was the third ranked prime-time news in the country.

KPTV also experienced ratings gains in other key time slots in the July ratings book with 7 to 9 a.m. news up 43 percent, access periods up 19 percent, and prime up 45 percent. The prime time ratings improved at KPDX as well.

Since the affiliation change on September 2nd, we continued to perform well in Portland. In particular:
--	KPTV's revenues are up 95 percent.
--	In less than two months as a UPN affiliate, KPDX has the second highest share of all UPN affiliates nationwide for the sign-on-to-sign off period.
--	KPTV's news ratings are higher than the combined ratings of our two stations' previous newscasts, and
--	KPTV's 10 p. m. news ranked a clear number two in the Portland market, moving ahead of the CBS and ABC affiliates' late newscasts. This is an outstanding achievement.

We are very encouraged by the progress to date with our Portland duopoly. There are further improvements to make in our news and sales efforts, which will translate into improved financial performance.

Another broadcasting initiative is to make smarter decisions related to the quality and quantity of syndicated programming that we purchase, the price we pay for it, and the need for it in each market. We believe a good example of this is Malcolm in the Middle, which we purchased for our FOX stations in Greenville, Portland and Las Vegas at a below-market price. We think this show is one of the more promising syndicated programs to become available and anticipate it will help bolster our access periods.

Looking at our network partners, we are pleased with the performance of CBS, which increased its household ratings 6 percent to tie for the top network for the first three weeks of the new season. CBS' prime-time lineup of leading shows is bringing viewers to our late newscasts. We are awaiting the complete premiere of FOX's prime-time lineup, which was successfully cross-promoted during the baseball playoffs and World Series.

Looking forward, our first quarter momentum is continuing, I'm pleased to tell you, into the second quarter of fiscal 2003 with same-station advertising revenue pacings running up in the mid-20s. While part of this gain is fueled by political advertising, the rest of the business is also quite strong. Excluding political, same-station pacings are running up in the mid single-digits. This improvement is happening across our station lineup with strong pacings in Atlanta, Hartford, Las Vegas, and Portland.

To conclude, our actions within Broadcasting to improve our management team, our sales practices, our newscasts, and our overall programming produced improved ratings and resulted in material financial improvement in the first quarter of fiscal 2003. We increased operating profit 90 percent; improved EBITDA margin six percentage points; and grew same-station revenues 25 percent. Our Portland duopoly is off to a strong start. This momentum has carried into the second quarter of fiscal 2003 and we expect another quarter of positive results.

Now I'll turn it over to Steve for a publishing update.

PUBLISHING

STEVE LACY

Thanks, Kevin. It's great to have the opportunity to discuss the solid first-quarter performance of our Publishing Group. We continued to show strength in both our business and consumer touch-points as we continue to fulfill the needs and wants of our advertising and marketing clients and, of course, the American consumer.

I'll start with a quick look at the results for the first quarter of fiscal 2003. Then discuss our magazine operations, our book business and integrated marketing.

Here are a few financial highlights for the first quarter of fiscal 2003:
--	Operating profit grew by 11 percent
--	Operating margin increased to 15.6 percent from 14.5 percent.
--	Overall publishing revenues grew 3 percent, which is on top of a 2 percent increase in the first quarter of fiscal 2002.
--	Publishing advertising revenues were up 3 percent.

Leading the group's performance were our flagship magazine, Better Homes and Gardens; our newsstand-based businesses, which primarily include our Special Interest Publications and Creative Collection titles; and our book business.

Better Homes and Gardens continued its strong advertising performance during the first quarter of fiscal 2003 with advertising revenues up in the high-single digits. For the 12 months ending with the September 2002 issues, Better Homes maintained its commanding 11 point revenue share lead over its nearest competitor and has now grown its share of the women's service field revenues in 15 of the last 18 quarters on a year-over-year comparison basis.

We have launched an initiative to strengthen Ladies' Home Journal, our second largest title. As you may recall, on the creative side, we recently named Diane Salvatore as editor-in-chief. Diane brings a proven track record of implementing changes, developing and expanding new categories, and increasing readership at several leading publications, including MARIE CLAIRE, YM, AND GOOD HOUSEKEEPING. On the sales and marketing front, we promoted Jeannine Shao Collins to Vice President/Group Publisher over Ladies' Home Journal and MORE. Jeannine did an outstanding job as Publisher of Better Homes and Gardens. On Monday of this week we announced that Lynn Lehmkuhl was named Publisher of Ladies' Home Journal. Lynn brings twenty-two years of publishing experience to the Journal. We believe Diane, Jeannine, and Lynn provide a strong team that will improve the performance of Ladies' Home Journal over time.

We posted strong advertising results at our newsstand-based businesses, including our Special Interest Publications and Creative Collection titles. You may recall, we launched a program to sell more advertising in our newsstand titles by grouping titles by subject, and then offering network buys to advertisers. The program has been very popular because advertisers are able to reach a very targeted audience.

Looking at our mid-sized titles in the first quarter of fiscal 2003, Midwest Living increased advertising revenues in the low 20 percentile, which reflects a continuation of this title's strong performance that began in early calendar 2002. Each of the last three issues of Midwest Living has set records for advertising revenues for that particular issue.

For MORE, our lifestyle magazine focused on affluent women over the age of 40, advertising revenue rose in the high-single digits for the first quarter of fiscal '03. The September issue of MORE, which featured Jamie Lee Curtis on the cover, received significant publicity and produced strong newsstand sales. In addition, we recently increased the rate base to 750,000, which was the second rate base increase for MORE in calendar 2002.

As you may recall, as part of our ongoing efforts to serve younger readers, we are conducting a major circulation test of Living Room, a lifestyle shelter magazine targeted to women in their late 20s and 30s. We are pleased with the advertiser response to the magazine to date, but the key to Living Room's potential as a business will be its ability to attract a sustainable circulation base over time. We will have the test results available later this fall.

We continue to enjoy success with our retail initiatives to increase advertising sales in our magazines by building stronger links between our magazine advertising clients and the individual consumer through leading retail organizations. A few examples follow.
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Last quarter we told you about a program between Better Homes and Gardens and Wegmans Supermarkets, a leading food retailer in the Northeast. Based on the initial success of these activities, Wegmans has expanded the program to include two additional promotions in calendar 2003.

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In early calendar 2003 we will launch a program with Eckerd, a large national drug store chain. This program will integrate three of our magazines - Better Homes and Gardens, Ladies' Home Journal, and MORE- with advertisers, and Eckerd's marketing plans. The program will include advertising in our magazines, displays in Eckerd retail locations, and promotion in the chain's circulars.

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Nordstrom, one of the nation's leading upscale department stores, has agreed to be the exclusive retail sponsor for MORE's annual model search. In addition to an advertising schedule in MORE, Nordstrom will tie the magazine's popular model contest with many nationwide promotional opportunities such as in-store events, window displays, and catalog space.

Looking at newsstand, our revenues for the first quarter of fiscal '03 were up in the high teens, compared to the prior year quarter. Once again, this performance was driven by our Special Interest Publications our Creative Collection titles, our strong stable of magazines and by more than 625,000 check-out pockets at retail locations across the country.

Our newsstand performance was highlighted in the October 2002 issue of Circulation Management, which ranked publishers' newsstand results for the first six months of calendar year 2002, based on data from Audit Bureau Circulation and Business of Performing Audits. For the 12 Meredith titles included in these rankings, our unit sales increased 8 percent, compared to a 6 percent decline for the top 10 publishers as a group. In dollar terms, the top 10 publishers' retail sales fell by 1 percent, while our titles increased by 13 percent in the first half of calendar 2002.

Now, let's take a look at our book operations, which posted an outstanding quarter in what promises to be a banner year for the book business. We experienced strong revenue growth in our book business, led by sales of the 12th edition of the Better Homes and Gardens New Cook Book. Although it should be noted that our book business' performance was not solely driven by the new cook book. I'll discuss a few highlights:
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To date we have shipped approximately 700,000 copies of the 12th edition of the Better Homes New Cook Book to retailers, or approximately 20 percent more than were shipped in the comparable period for the 11th edition of the book in 1996. Clearly, demand for the book has been very strong as retailers anticipate purchases for the upcoming holiday season.

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Our book program at The Home Depot continues to expand. The Home Depot has begun placing the latest Better Homes and Gardens New Cook Book in special displays in its appliance departments. We continue to experience strong sales of our popular Home Improvement 1-2-3 books.

--	We also are aggressively pursuing additional retail distribution channels for our books. For example:
	*	Wal-Mart is cross-merchandising our BH&G craft books in the crafts departments of 1,400 stores.
	*	Bed, Bath & Beyond is displaying the 12th edition Better Homes and Garden New Cook Book in 80 stores along with two additional Meredith cooking titles. And
	*	Recently Cracker Barrel Restaurants began selling Meredith books in all of its approximately 400 locations.
--

We recently announced a very exciting new book program based on Trading Spaces, the hit decorating show on The Learning Channel cable network. It is one of the top-rated programs on cable, averaging more than 6 million viewers each week. We expect the Trading Spaces books will perform well in our traditional retail channels, and this will open new distribution channels, such as college bookstores, due to the show's popularity with younger people.

Looking at integrated marketing, we expanded programs for existing clients. Examples include Sub Zero and Hunter Douglas.
--	For Sub Zero, the manufacturer of premium refrigerators and other appliances, we will produce a second edition of the Great American Kitchens book that we first published in fiscal 2001.
--	For Hunter Douglas, the nation's leading maker of window fashions, we will produce a second edition of Beautiful Windows, which we first published in fiscal 2001.

Looking forward now at the second quarter of fiscal 2003, Publishing Group advertising revenues are nearly final and are running up in the low double-digits.

To summarize, our Publishing Group performed well in the first quarter of fiscal 2003. Operating profit increased 11 percent; operating margin increased more than one percentage point; and total publishing revenues grew 3 percent, versus a relatively strong quarter a year ago. We are well-positioned for future growth due to our preeminent position in the home and family markets, our strong brands, and our ability to serve clients with broad and deep advertising marketing capabilities.

With that, I'll turn it over to Suku for a financial update.

FINANCIAL

SUKU RADIA

Thank you Steve. As you have heard, we are encouraged by our results in the first quarter of fiscal 2003. Let me address a few financial matters.

On July 1, 2002, we adopted SFAS No. 142, which changes the accounting for goodwill and other intangible assets. As we previously disclosed, we recorded an after-tax impairment charge of $85.7 million, $1.68 per share, in the first quarter of fiscal 2003. This reflects the write down of goodwill and other intangible assets primarily from the acquisition of WGCL, our TV station in Atlanta. This write down was recorded as a cumulative effect of a change in accounting principle. Including SFAS No. 142, we reported a net loss of $69.3 million, or $1.36 per share, in the first quarter of fiscal 2003.

In addition to requiring an annual assessment of the valuation of goodwill and other indefinite-lived intangibles, SFAS No. 142 also eliminates the amortization of these assets. Our previously reported fiscal 2002 first quarter earnings of $0.17 per share included $0.08 per share of amortization expense that would not have been required if SFAS No. 142 had been in effect. The first quarter fiscal 2002 adjusted results of $0.25 per share exclude this $0.08 per share of amortization expense.

Now I'll reiterate some of the key numbers for the quarter:
--	Net earnings grew 30 percent before the cumulative change in accounting related to SFAS No. 142,
--

Net interest expense was $8.3 million in the first quarter of 2003, compared to $7.2 million in the comparable quarter. This increase is due to a quarter-end mark-to-market adjustment on our interest rate swaps. Total debt declined $20 million to $365 million as of September 30th. In the current economic environment, we are quite comfortable with a conservative balance sheet reflecting a debt to EBITDA ratio that is manageable.

--	Our effective tax-rate remained at 38.7 percent.
--	Capital expenditures for the quarter were $8.6 million and we expect total fiscal 2003 capital spending to be approximately $35 million. And
--	We repurchased approximately 214,000 shares in the first quarter of fiscal 2003.

Looking forward to the second quarter of fiscal 2003, our publishing advertising revenues are up in the low double-digits. On a same-station basis, broadcasting pacings are up mid-twenties, and excluding political advertising, same station pacings are running up mid single-digits. Remember broadcasting pacings are a snapshot in time and change frequently.

At this time we believe the First Call consensus estimate of $0.35 per share is achievable in the second quarter of fiscal 2003. Our net earnings for the second quarter of fiscal 2002 were $0.23 per share, adjusted for the amortization provisions of SFAS No. 142 and excluding a $0.02 per share non-recurring gain.

Looking at the full fiscal year, we previously stated our expectations for net earnings were $1.55 to $1.65 per share, before the cumulative change in accounting related to SFAS No. 142. At this time, that remains our guidance. We have very limited visibility for advertising demand beyond the elections and will continue to provide you with the best guidance we can. Our plan is to get a post-election read on advertising demand and update the guidance in our presentations at the two media conferences in New York in December.

Now I'll turn the call back Bill for concluding remarks.

BILL KERR

Thanks Suku. Before we open lines for questions, let me reiterate a few messages. We are encouraged by our results for the first quarter of fiscal 2003 and our start to the second quarter of fiscal 2003. Broadcasting continues its improvement and provides evidence that we are on the right track for additional financial improvement. Publishing remains successful at leveraging its leading presence in the home and family markets.

To underscore Suku's comments, current visibility for advertising demand beyond the elections is very limited and we will provide a better view in December.

In conclusion, I would simply note that Meredith is celebrating its Centennial anniversary this year. Very few organizations achieve this milestone and we feel honored to be in this select company. We have succeeded because of our consistent commitment to all of our stakeholders - our customers, our employees, our lenders, our business partners, and our shareholders. On behalf of Meredith's 2,500 employees, we look forward to continuing to increase shareholder value.

At this time, we will address questions.